FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-217876
May 14, 2019

Nordic Investment Bank

USD 1,000,000,000 2.250% Global Notes due May 21, 2024

Final Term Sheet

Final Terms and Conditions as of May 14, 2019

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	USD 1,000,000,000 SEC Registered Global
Coupon:	2.250% per annum, on a semi-annual basis
Interest Payment Dates:	May 21 and November 21 in each year, starting on November 21, 2019 up to and including the Maturity Date.
Maturity Date:	May 21, 2024
Settlement Date:	May 21, 2019
Public Offering Price:	99.906%
Benchmark:	UST 2.250% due April 30, 2024
Benchmark Yield:	2.186%
Managers:	Barclays Bank PLC, Citigroup Global Markets Limited, HSBC Bank plc and Nomura International plc
Denominations:	USD 200,000 and integral multiples of USD 1,000 thereafter
CUSIP / ISIN:	65562QBL8 / US65562QBL86

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

http://www.sec.gov/Archives/edgar/data/357024/000119312519137737/0001193125-19-137737-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312519050984/0001193125-19-050984-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312518303694/0001193125-18-303694-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312518155458/0001193125-18-155458-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312517166764/0001193125-17-166764-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000090342317000360/0000903423-17-000360-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312517184518/0001193125-17-184518-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC, at +1-888-603-5847, Citigroup Global Markets Limited, at +44 20 7986 9000, HSBC Bank plc, at +1-866-811-8049 and Nomura International plc, at +44-20-7103-5652.

MiFID II professionals/ECPs-only – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.